UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2013

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On January 7, 2013, Cisco Systems, Inc. (“Cisco”) entered into a localization agreement (the “Localization Agreement”) with Wim Elfrink, Cisco’s Executive Vice President, Emerging Solutions and Chief Globalisation Officer, in connection with his localization to the United States. This Localization Agreement supersedes and replaces Mr. Elfrink’s amended and restated International Assignment Agreement dated September 16, 2011 (the “International Assignment Agreement”).

Under the Localization Agreement, Mr. Elfrink’s International Assignment Agreement and all other prior employment arrangements with any entity of Cisco cease to be effective as of December 31, 2012. Under the Localization Agreement, Mr. Elfrink will receive cash payments of $700,000 in January 2013 and $300,000 in January 2014, subject to his continued employment with Cisco.

Beginning January 1, 2013, Mr. Elfrink is eligible to participate in the benefits program for U.S. employees except that Mr. Elfrink will not be eligible to participate in the 401(k) plan and nonqualified deferred compensation plan for U.S. employees. Mr. Elfrink’s participation in the Netherlands Capital Plan will continue under the terms of that plan, until the earliest of his 65th birthday or termination of employment, except that the pension basis (pensionable salary less statutory allowance) used to determine his contributions, and Cisco’s contributions on his behalf, will be no more than Euro 735,300.

Effective January 1, 2013, Mr. Elfrink’s base salary is $775,000.

The foregoing description of the Localization Agreement is qualified in its entirety by reference to the Localization Agreement, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

10.1	Localization Agreement by and between Cisco Systems, Inc. and Wim Elfrink

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: January 8, 2013	By:	/s/ Evan Sloves
	Name:	Evan Sloves
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description of Document

10.1	Localization Agreement by and between Cisco Systems, Inc. and Wim Elfrink